Exhibit d.1

                         STATE OF CONNECTICUT
                  DEPARTMENT OF PUBLIC UTILITY CONTROL




JOINT APPLICATION OF NORTHEAST   :DOCKET NO.:  99-08-
UTILITIES AND YANKEE ENERGY      :
SYSTEM, INC. FOR APPROVAL OF     :
A CHANGE OF CONTROL              :AUGUST 4, 1999






                         JOINT APPLICATION
                               FOR
                  APPROVAL OF A CHANGE OF CONTROL



For Northeast Utilities               For Yankee Energy System, Inc.

John Shea, Esq.                       Mary J. Healey, Esq.
Assistant General Counsel             Vice President, General
Northeast Utilities                    Counsel and
107 Selden Street                       Secretary
Berlin, CT  06037                     Yankee Energy System, Inc.
Tel:  (860) 665-3416                  599 Research Parkway
Fax:  (860) 665-5504                  Meriden, CT 06540
                                      Tel:  (203) 639-4405
                                      Fax:  (203) 639-4185



Robert P. Knickerbocker, Jr.          Thomas J. Houde
Day, Berry & Howard LLP               Vice President
City Place I                          Yankee Energy System, Inc.
Hartford, CT 06103-3499               599 Research Parkway
Tel:  (860) 275-0122                  Meriden, CT 06450
Fax:  (860) 275-0343                  Tel: (203) 639-4477
                                      Fax: (203) 639-4117




EXECUTIVE SUMMARY

I.    INTRODUCTION

II.   THE APPLICANTS

      A.   Northeast Utilities

           i.   NU System Operating Companies

           ii.  NU System Support Subsidiaries

           iii. NU System Nonregulated Subsidiaries

      B.   Yankee Energy System, Inc.

           i.   Yankee Gas

           ii.  Yankee Energy System Non-Utility Businesses

      C.   Merger Sub

III.  THE PROPOSED MERGER

      A.   Description of the Proposed Merger

      B.   Post-Merger Organization, Management and Operations

      C. The Merger Will Have No Effect on the Department's Ability to Regulate the YES or NU Public Service Companies

IV.   REASONS FOR THE MERGER

      A.   The Changing Marketplace
      B.   Benefits of the Merger

V.    COMPLIANCE WITH REQUIREMENTS OF CONN. GEN. STAT. ( 16-47)

      A. NU is Financially, Technologically and Managerially Suitable and Responsible to Control Yankee Gas
      B. Yankee Gas' Ability to Provide Safe, Adequate and Reliable Service Will be Enhanced By the Merger

VI.   THE MERGER WILL BENEFIT THE STATE OF CONNECTICUT, EMPLOYEES AND CONSUMERS

VII.  COMPLIANCE WITH DEPARTMENT REGULATIONS

      A.   Compliance With Section 16-1-46 of the Department's Regulations
      B.   Compliance with Section 16-1-65 of the Department's Regulations
      C.   Compliance with Section 16-1-65B of the Department's Regulations
      D. Compliance with Section 16-1-61 of the Department's Regulations (Conn. Gen. Stat. (16-43)
      F.   List of Prefiled Testimony
      G.   Statutory Bond Requirement

VIII. CONCLUSION AND REQUEST FOR APPROVAL



                             EXECUTIVE SUMMARY

The Connecticut Light and Power Company ("CL&P") was a combined electric and gas utility for more than 100 years. It was both the largest electric and gas company in the state until 10 years ago, when it was required to divest its ownership of its gas operations (resulting in the creation Yankee Gas) under the then-current interpretation of the Public Utility Holding Company Act of 1935 ("PUHCA"). In this Application, Northeast Utilities ("NU") and Yankee Energy System, Inc. ("YES"), corporate parent of Yankee Gas Services Company ("Yankee Gas"), seek to reunite the former CL&P electric and gas operations. Under Connecticut law, in order to approve this Application the Department need only conclude that NU (already the holding company of CL&P) has the requisite financial, technological and managerial suitability to become a holding company of Yankee Gas, and that the merger will not interfere with Yankee Gas' provision of safe, adequate and reliable public service. (Conn. Gen. Stat. 16-47(d).)

While Yankee Gas may be the largest gas utility in Connecticut, it services only 185 thousand customers. This is far less than the critical mass required to succeed in today's highly competitive energy industry. As gas markets continue to unbundle and open to competition, many of Yankee Gas' customers are now able to take service from a variety of alternative energy suppliers. In this newly competitive environment, Yankee Gas faces limited growth opportunities in its regulated gas distribution business absent new investment to expand its system and to pursue opportunities in marketing and other related areas. Because of its limited size and scope, Yankee Gas is not readily able to seize these opportunities.

NU, which up to now was the largest integrated utility in New England, is in the process of divesting all of its generating assets. Unlike most of its New England competitors, however, NU has sought to remain in the generation business through unregulated affiliates as a competitive supplier and owner of merchant plants. NU's near-term goal is to remain the largest energy company in New England and be one of the major suppliers of electricity and natural gas in the Northeast. At this time, its regulated energy distribution operations, while spanning three of the six New England states, are strictly limited to electricity.

While NU is already a large electric distribution company, it is shrinking through deregulation at the same time as new and much larger nationally-based energy conglomerates are entering the New England market. If NU is to remain a leading regional competitor, it must grow both through expansion of its remaining energy businesses and by expanding into related businesses, such as the gas distribution services offered by YES. Adding gas to NU's energy mix will broaden services to existing customers of both YES and NU, and provide NU with a platform to expand further in the Northeast, where substantial opportunities for long-term growth exist.

In this light, and given the extensive experience of several of NU's senior management in the natural gas industry, it is not surprising that NU's includes expansion into natural gas distribution. Similarly, YES eagerly anticipates the prospect of new growth, efficiencies and synergies associated with the ability to market more than one energy product to NU's and YES'
customers.   NU's and YES' perceptions in this regard are shared by many, as reflected in the recent flurry of merger activity in the region.

In February 1998 the Department entered a new era of mergers and consolidations of the largest companies that it regulates when SBC Communications Inc. ("SBC") sought permission to become a holding company of the various regulated subsidiaries of Southern New England Telecommunications Corporation, including the Southern New England Telephone Company ("SNET"). Despite its dominance of the state's telecommunications market, SNET perceived itself as too small to compete and meet the growing needs of its customers. Its choice of a merger candidate reflected that perception. SBC was a large company, with $25 billion in revenues, 33 million access lines and 118 thousand employees before its pending acquisition of Ameritech Corporation, another regional Bell operating company with $17 billion in revenues, 21 million access lines and 70 thousand employees. Following approval by the Department, the SBC/SNET merger closed on October 26, 1998.

Over the last year, similar mergers have spread rapidly through the New England energy industry. New England Electric System ("NEES") announced that it would be acquired by The National Grid Group plc and would in turn acquire
Eastern Utilities Associates ("EUA"). When combined, NEES/EUA will serve 1.6 million customers and will be the largest electric distribution company in both Massachusetts and Rhode Island.

BEC Energy (just formed in 1998 to be the holding company for Boston Edison) and Commonwealth Energy System have announced a planned merger in which the combined company will serve one million electric and 240 thousand gas customers creating the largest New England utility, based upon its $2.6 billion combined equity value. The stated purpose of that merger is to enable BEC Energy "to be the premier energy delivery company in our region."

New England's local gas distribution companies ("LDCs") have begun actively consolidating over the same time period. Early this year Bay State Gas Company and its subsidiary, Northern Utilities, were acquired by NiSource, Inc., a holding company whose primary businesses are the distribution of electricity, gas and water in the Midwest and New England, now serving 1.1 million gas and 400 thousand electric customers. As a result of that acquisition, NiSource controls the second largest LDC system in New England. The largest New England LDC system is Eastern Enterprises, with its subsidiaries Boston Gas Company and Essex Gas Company, which it acquired in late 1998. Eastern Enterprises has announced mergers with two other neighboring LDCs, Colonial Gas Company and EnergyNorth, Inc. When the Colonial Gas and EnergyNorth transactions are completed, Eastern will serve more than 800 thousand natural gas customers in New England, cementing its stated position as "by far the largest gas distribution company in the region."

Connecticut's LDCs have not missed the significance of these mergers and consolidations taking place elsewhere in New England. Energy East Corporation is another company that did not even exist until 1998, when it became the holding company for New York State Electric and Gas Company, a combined electric and gas distribution company serving primarily rural areas in upstate New York. Energy East has announced acquisitions of both Connecticut Energy Corporation, parent of the Southern Connecticut Gas Company, and CTG Resources, Inc., parent of Connecticut Natural Gas Corporation. In addition, Energy East has announced a merger with CMP Group, gaining control Central Maine Power Company's 530 thousand electric customers.

The merger proposed in this Application reflects what is occurring throughout New England, where gas utilities are attempting to attain economies of size and scope by combining with other business entities. Looking beyond that developing business goal, this proposed merger also serves many other interests. Customers of both NU and YES will have a stronger combined service provider that can make new customer choices available that they do not enjoy
today.   The combined larger company will have more than $6 billion of capitalization, offering the prospect of greater access to the capital markets. As part of the combined company, the Applicants expect that YES will have greater ability to invest in infrastructure expansion and improvements which will enable it to increase its penetration among Connecticut's now non-gas residents. As a more competitive energy supplier offering a choice of fuels, the combined NU/YES system will contribute to growth in Connecticut's economy and provide additional opportunities to existing and future employees.

Unlike other merger applications now pending before the Department, both NU and YES are known entities to the Department, with major subsidiaries that long have been subject to the Department's scrutiny and regulation. If Connecticut's largest gas company needs to be acquired in order to remain competitive and continue to provide a full range of products and services to its customers, then NU is the ideal merger candidate because the Department's task of evaluating its financial, technological and managerial suitability under Section 16-47 is greatly simplified.

I.   INTRODUCTION

NU and YES (the "Applicants") jointly request that the Department of Public Utility Control (the "Department") approve the change of control of Yankee Gas to NU. This Application is made under Conn. Gen. Stat. * 16-47 and other statutes and regulations, if any, as the Department may deem applicable.

Through the proposed change of control transaction (the "Merger"), YES will merge with and into Merger Sub, a to-be-formed wholly-owned subsidiary of NU which will be created solely for purposes of effecting the Merger. Merger Sub will take on the name and operations of YES upon the effectiveness of the Merger. Upon consummation of the Merger, YES will become a first-tier subsidiary of NU and will continue to own all of the outstanding common stock of Yankee Gas as well as its related non-utility businesses. There is no direct or indirect merger of public service companies, and CL&P, a Connecticut electric distribution company, will remain a direct operating subsidiary of NU. Yankee Gas and CL&P will continue to be subject to regulation by the Department as at present.

The transaction will be consummated pursuant to an Agreement and Plan of Merger dated as of June 14, 1999 by and between NU and YES (the "Merger Agreement"), a copy of which is attached hereto as Exhibit 1. The Applicants seek to close the Merger by late 1999 or in January, 2000. Since NU will indirectly own 100 percent of the common stock of Yankee Gas after the Merger, this application requests Department approval of the acquisition and exercise of control by NU over Yankee Gas.

This combination provides a unique opportunity for NU, YES and their customers, employees and shareholders to participate in the formation of a competitive multi-product energy services provider in the rapidly evolving energy services business. Yankee Gas and CL&P will continue to operate as separate regulated energy distribution companies after the Merger, but they will enjoy increased scope and economies of scale that will allow them to meet the needs of their customers more efficiently. All NU and YES stakeholders will be better positioned as a result of the Merger to share in the benefits of industry restructuring which is rapidly occurring in the New England and Northeast regions.

The Merger will provide NU and YES with the ability to integrate their complementary lines of business, allowing the combined company to market a portfolio of energy products to a broad customer base. The Merger also will give the combined company a solid platform for growth in a deregulated environment. After the Merger, both Yankee Gas and the larger NU system will be better-positioned to compete with other national and regional industry competitors in a way that neither NU nor YES acting alone could achieve.
Over time, NU and YES also expect to achieve synergy-related cost savings which would not be available to the separate companies absent the Merger.

The proposed Merger also combines two companies that share a common regulatory environment, service area and customers, and that were once joined together. The Applicants anticipate that the over 100-year historic interrelationship of CL&P and Yankee Gas will be a significant positive factor facilitating their recombination and reintegration of their business operations.

Section II of this Application provides information regarding YES and NU, both
of which are well-known to the Department.   Section III describes the proposed
Merger and its anticipated benefits and effects in more detail. Section IV discusses the reasons for the Merger. Section V demonstrates that all criteria for approval of the Merger under Conn. Gen. Stat. * 16-47 have been
met.1   Section VII includes the detailed information required by Sections
16-1-61, 16-1-65 and 16-1-65B of the Department's Regulations.

NU and YES, joint Applicants herein, respectfully urge the Department to act as promptly as possible on this Application in order to capture the efficiencies and market benefits that the merger offers.

Based upon the information contained herein, the Applicants respectfully request that the Department find that NU has satisfied the requirements of Conn. Gen. Stat. * 16-47 to become a holding company of Yankee Gas.
In particular, the Applicants request that the Department find: (i) that NU, through its present operations generally and through its operation of CL&P in particular, has demonstrated to the Department that it is financially, technologically and managerially suitable and responsible to acquire control of Yankee Gas; and, (ii) that Yankee Gas will continue to provide safe, adequate and reliable service to the public through its plant, equipment and manner of operation. The Applicants also request that the Department consider this Application expeditiously, in order that the Merger can become effective in late 1999 or early 2000.

IV.  THE APPLICANTS

A.   Northeast Utilities

The legal name and principal place of business of NU is:

Northeast Utilities
174 Brush Hill Avenue
West Springfield, MA  01090-2010

1. The Applicants believe that Conn. Gen. Stat. Section 16-43 is not applicable to this transaction, and that the Department's review is properly limited to Conn. Gen. Stat. Section 16-47. See, e.g., Docket No. 98-02-20, Joint Application of SBC Communications, Inc. and Southern New England Telecommunications Corporation for a Change of Control (September 2, 1998); Docket No. 98-09-15, Application of AT&T Corp. and Tele-Communications, Inc. for Approval of a Change of Control (January 6, 1999). To the extent that the Department determines that Conn. Gen. Stat. Section 16-43 is applicable to the proposed transaction, the Applicants have included all information required by the Department's Regulations for approval of an application under Conn. Gen. Stat. Section 16-43, and have demonstrated that the Application satisfies the requirements of Section 16-43.

NU, a Massachusetts business trust headquartered in Berlin, Connecticut, is the parent company of the Northeast Utilities system (the "NU System") and a registered holding company under the PUHCA. The NU System serves approximately 30 percent of New England's electric needs, with approximately 1.7 million utility customers, and is one of the 24 largest electric utility systems in the
country as measured by revenues.   NU is not itself an operating company or a
public service company. As of March 31, 1999, NU had total assets of $10.4 billion, with operating revenues of $3.77 billion for the year ended
December 31, 1998. As of June 30, 1999, NU System companies had 9,034 full and part-time employees.

i.  NU System Operating Companies

The NU System has traditionally furnished franchised retail electric service in Connecticut, New Hampshire and western Massachusetts through NU's wholly-owned operating company subsidiaries: CL&P, Public Service Company of New
Hampshire ("PSNH"), Western Massachusetts Electric Company ("WMECO") and Holyoke Water Power Company ("HWP") (collectively, the "NU Operating Companies"). In addition to their retail electric service business, the NU Operating Companies (including HWP through its wholly owned subsidiary, Holyoke Power and Electric Company) also furnish wholesale electric service to various municipalities and other utilities and participate in limited retail access programs, providing off-system retail service.

ii. NU System Support Subsidiaries

Several wholly-owned subsidiaries of NU provide support services for the NU System companies and, in some cases, for other New England utilities. Northeast Utilities Service Company provides centralized accounting, administrative, information resources, engineering, financial, legal, regulatory, operational, planning, purchasing and other services to the NU System companies. North Atlantic Energy Service Corporation has operational responsibility for the Seabrook nuclear power plant. Northeast Nuclear Energy Company acts as agent for the NU System companies and other New England utilities in operating the Millstone nuclear generating facilities.
Rocky River Realty Company, The Quinnehtuk Company, and Properties, Inc.
build, acquire or lease some of the property and facilities used by the NU System companies.

iii. NU System Nonregulated Subsidiaries

The NU System also includes a number of non-regulated subsidiaries. These include: NU Enterprises, Inc., a direct subsidiary of NU, which acts as a holding company for non-regulated businesses; Northeast Generation Company, formed to acquire and manage generating facilities; Northeast Generation Service Company, which provides operating and environmental services, preventative maintenance and other services to generators and large customers; and SelectEnergy, Inc., a retail energy services and power marketing company.2

Other nonregulated NU subsidiaries include: HEC, an energy engineering and design firm serving energy and water utilities and large consumers; Mode 1 Communications, which owns approximately 30 percent of NorthEast Optic Network, Inc. ("NEON"), a fiber-optic telecommunications carrier; Select Energy Portland Pipeline, Inc., formed to hold a 5 percent partnership interest in the Portland Natural Gas Transmission System pipeline which has recently commenced operations in northern New England; and North Atlantic Energy Corporation, which owns 36 percent of the Seabrook nuclear generating plant.

B.  Yankee Energy System, Inc.

The legal name and principal place of business of YES is:

Yankee Energy System, Inc.
599 Research Parkway
Meriden, CT 06450-1030

YES is a public utility holding company incorporated in Connecticut in 1988 to acquire the gas utility assets and operations of CL&P. Prior to the formation of YES, the gas business now owned and operated by Yankee Gas was part of the NU system and was operated on a fully integrated and coordinated basis as part of CL&P. In 1989, the Department approved the spin-off of YES in Docket No. 88-04-28. Thus, for all but approximately the last 10 years, CL&P's and Yankee Gas' utility operations were combined in one company.2

YES is primarily engaged in the purchase and retail distribution of natural gas to residential, industrial and commercial customers in Connecticut through its wholly-owned subsidiary, Yankee Gas. Its headquarters is in Meriden, Connecticut. YES is the holding company for Yankee Gas and four active non-utility subsidiaries. As of March 31, 1999, YES had total assets of $548 million, with utility revenues of $284 million for the year ended September 30, 1998. The YES system employs approximately 830 people.

2. Of relevance to this proposed Merger is that, in May 1999, Select Energy agreed to acquire 8 billion cubic feet (Bcf) of annual gas contracts Aurora Natural Gas holds with commercial and industrial customers in Connecticut, Massachusetts, New Hampshire and Rhode Island, and associated natural gas supplies.

i.  Yankee Gas

Yankee Gas, a Connecticut public service company subject to the Department's jurisdiction and the principal subsidiary of YES, purchases, distributes and sells natural gas to approximately 185 thousand residential, commercial and industrial users in Connecticut, of which approximately 170 thousand are also CL&P customers. Yankee Gas operates the largest natural gas distribution system in Connecticut as measured by number of customers and size of service territory. This system is also one of the most modern LDC systems in the Northeast.

The Yankee Gas service territory consists of 69 Connecticut cities and towns, and covers approximately 1,995 square miles (or approximately half of Connecticut's land area), all within the service territory of CL&P. Yankee Gas owns approximately 2,820 miles of distribution mains; 133,033 miles of service lines; 185 thousand active meters for customer use; pumps, valves and pressure and flow controllers; service facilities located in Meriden, Waterbury, Torrington, Mystic, Shelton, Bethel and Danielson; various propane facilities with a combined storage capacity equivalent to approximately 245,000 million cubic feet ("Mcf"); and six gas storage holders. All of these assets are located in Connecticut.

Yankee Gas provides firm gas sales service to customers who require a continuous gas supply throughout the year, and interruptible gas sales service to certain commercial and industrial customers that have the capability to switch from natural gas to an alternative fuel on short notice. Yankee Gas also offers firm and interruptible transportation services to customers who purchase gas from sources other than Yankee Gas.

ii. Yankee Energy System Non-Utility Businesses

YES conducts non-utility operations through four subsidiaries: NorConn Properties, Inc., which holds property such as the YES headquarters building in Meriden and a Yankee Gas service building in East Windsor; Yankee Energy Financial Services Company, which provides equipment and home improvement financing to energy consumers and municipal utilities across the country; Yankee Energy Services Company, which provides building automation services, heating, ventilation and air-conditioning, boiler and refrigeration equipment services and installation; and R.M. Services, Inc., created initially to provide debt collection service to Yankee Gas, but now marketing its services to other utilities and to Dun & Bradstreet Receivables Management Services, and providing consumer collections services focused primarily on utility and telecommunications entities.

C.  Merger Sub

Merger Sub, a to-be-formed wholly-owned direct subsidiary of NU, will be a Connecticut corporation created to carry out the Merger. Although Merger
Sub will be the surviving company, upon the Merger it will change its name to "Yankee Energy System, Inc." and continue to act as a holding company for YES' utility and non-utility operations after the Merger.

V.  THE PROPOSED MERGER

A.  Description of the Proposed Merger

The Merger was approved by the YES Board of Directors on June 14, 1999 and by the NU Board of Trustees on June 8, 1999. YES will merge into Merger Sub and continue to conduct its business as a wholly-owned subsidiary of NU under the YES name. On a pro forma basis, giving effect to the Merger, the combined company would serve approximately 1.3 million utility customers (14 percent of which would be gas utility customers), with combined assets of approximately $11 billion as of March 31, 1999 and approximately $4.06 billion in combined operating revenues for the year ended December 31, 1998.

The Merger Agreement provides that holders of outstanding YES shares (other than those shareholders who do not vote in favor of the Merger and have properly demanded dissenters' rights under Connecticut law) can choose to convert their YES shares into cash, into NU common shares having a value of $45 per share of YES common stock, or some combination of shares and cash.3

The per share consideration of $45.00 represents a premium for YES shares of approximately 38 percent over the $32.50 per share price of the Yankee shares on June 14, 1999, the last trading day before the announcement of the Merger. NU intends to fund the cash consideration to be paid to YES shareholders with internal resources. To the extent necessary, NU believes it will have access to sufficient short-term and long-term capital financing at reasonable rates to meet its obligations under the Merger Agreement in any event.

The Merger will be accounted for under the purchase method of accounting in accordance with generally accepted accounting principles. The purchase price will be allocated to YES utility and non-utility assets and liabilities based on their estimated fair market values at the date of acquisition. The difference between the purchase price, representing fair value, and the recorded amounts will be shown as plant acquisition adjustment (for the regulated business) and goodwill (for the unregulated businesses) on the consolidated balance sheet.

3.The Merger is designed to qualify as a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended. Accordingly, this election is subject to proration and an adjustment driven by tax considerations so that 55 percent of all issued and outstanding YES shares will be exchanged for cash (or $263 million in the aggregate), and 45 percent will be exchanged for NU common shares (or 12.6 million NU Common Shares in the aggregate, assuming a market price of $17 per share for such shares). If YES shareholders owning more than 55 percent of YES shares elect to receive cash, the number of YES shares converted into cash will be less than the number elected.
Similarly, if YES shareholders owning more than 45 percent of YES shares elect to receive NU common shares, the number of YES shares converted into stock will be less than the number elected.

After the Merger, NU will own 100 percent of the common stock of YES and there will be no minority common stock interest in YES or Yankee Gas. Neither the capitalization nor debt securities of CL&P or any of the other NU subsidiaries will be affected in any way by the Merger. The outstanding debt of Yankee Gas and the other YES subsidiaries at the time of the consummation of the Merger will remain outstanding without change.

Completion of the Merger requires, among other things, that two-thirds of the outstanding YES shares vote to approve the Merger Agreement. NU shareholders need not approve the Merger. The Merger is subject to customary closing conditions, including the securing of necessary regulatory approvals as described more fully in Section VII. In addition, if the Merger does not become effective within six months after approval by YES shareholders, the per share merger consideration will be increased by $.005 per day (or approximately $1.6 million per month). The Merger Agreement also contains customary termination provisions.

B. Post-Merger Organization, Management and Operations

Following consummation of the Merger, the entire NU System, including YES and Yankee Gas, will be operated as a single coordinated system. The Applicants anticipate a significant degree of centralization of services with respect to such areas as accounting, financial planning and analysis, financial reporting, human resources, governmental affairs, regulatory relations, corporate communications, information systems, insurance, legal, payroll, purchasing, tax, treasury, billing support, facilities management, call center services, engineering, construction and environmental services and general administrative services. Yankee Gas' headquarters will remain in Connecticut. Since the NU System currently owns no gas properties, its gas properties after the Merger will be the same size and location as the Yankee Gas operation prior to the Merger.

Following the Merger, the NU Board of Trustees will be expanded by two positions to be filled by two current outside directors of YES. After the Merger, the Board of Directors of YES will consist of seven directors, three of whom will be current directors of YES. The senior management team at YES, including the senior management team of Yankee Gas, is expected to be unchanged by the Merger. The Applicants project that approximately 50 YES positions would overlap with positions now held by NU System employees and could be eliminated over time. However, the Applicants do not presently anticipate that any NU or YES employees will be laid-off as a result of the Merger. Rather, it is expected that, as a result of expanded business opportunities, as well as natural attrition and potential for reassignment, current employees will have an opportunity to continue in the employ of the combined companies.

C. The Merger Will Have No Effect on the Department's
   Ability to Regulate the YES or NU Public Service Companies

The level of regulatory authority of the Department over Yankee Gas will not be affected by the Merger. Following the Merger, Yankee Gas will remain a public service company subject to the same jurisdiction of the Department as at present. The Department's jurisdiction over CL&P also would remain unchanged.

VI.  REASONS FOR THE MERGER

A.  The Changing Marketplace

The utility industry has been undergoing dramatic structural change for several years, resulting in the introduction of competitive pressures into the electric and natural gas business. These changes are leading to an increasingly competitive and integrated environment, in which marketers and customers deal in interchangeable units of energy expressed in British thermal unit values, rather than in natural gas or electricity. To retain and attract business in such a changing market in which customers' buying patterns already have converged, a number of major energy industry companies have proposed or completed mergers and other joint ventures designed to create complete energy service companies, offering customers an array of fuels and related products to meet their increasingly complex and price-sensitive energy needs.

The convergence of the electric and gas industries reflects the simple reality that non-integrated gas and electric businesses will prove to be weaker competitors than if they were combined, and that combining electric and gas operations offers a means to compete more effectively in an environment in which a few cents saved can make the difference between economic success and failure in the new international economy.

The Applicants (as a combined company engaged in retail and wholesale natural gas and electricity sales, regulated electric and gas distribution services and soon-to-be-unregulated electric generation) will be in a position to realize enhanced opportunities for growth and the provision of full customer energy services in an increasingly competitive energy market, opportunities that neither company, acting alone, would achieve. Moreover, as part of the combined company, YES will have greater ability to increase its penetration among Connecticut's now non-gas residents.

B.  Benefits of the Merger

The Merger offers significant strategic and financial benefits to NU, YES, and their respective customers, employees and shareholders, and to the State of Connecticut. These benefits include:

(a)  increasingly competitive gas and electric rates;

(b) long-term synergy-related cost savings which would not be available to the separate companies absent the Merger, which are presently expected to be realized over time in areas such as reduced operating costs and expenditures resulting from integration of corporate and administrative functions, elimination of duplicative positions, reduction of duplicative capital expenditures for administrative and customer service programs and information systems, and savings in areas such as legal, audit and consulting fees;

(c) longer term benefits from greater purchasing power for items such as fuel and transportation services, general and operational goods and services;

(d) greater opportunities for expansion into non-utility businesses and greater coordination of expansion efforts;

(e) expanded management resources and ability to select leadership from a larger and more diverse management pool; and

(f) a financially stronger company that, through the use of the combined equity, management, human resources and technical expertise of each company, will be able to achieve greater financial stability and strength and greater opportunities for earnings and dividend growth; and

(g)  expansion of the current Yankee Gas distribution system.

All of these benefits will enhance Yankee Gas' ability to provide reliable and safe services to customers going forward. In addition, these benefits, which accrue to both of the Applicants' systems and their customers, are expected to enhance economic development in Connecticut.

The economies of scale created by the Merger will enhance Yankee Gas' ability to implement state-of-the-art technology across its operations, including maintenance and development of infrastructure (including expansion of YES'gas distribution system to provide gas service to current non-gas residents), customer service, research and development, call center operations, and information technology. Consolidating with a larger partner, which has the ability to finance these types of costs competitively, will allow Yankee Gas to grow and acquire more customers, thereby spreading some of its basic service costs over a larger customer base and mitigating the frequency and size of future Yankee Gas rate increases.

The economic benefits achievable through the combination of natural gas operations with electric power operations serve the public interest through enabling energy suppliers to satisfy the needs of consumers more efficiently. For those communities in which the combined energy service company operates, combined community planning on energy-related matters will prove to be a distinct advantage. More generally, such a combination benefits society in other ways, for example, by providing the means to ensure a more environmentally efficient allocation of energy resources.

It is against this backdrop that the Boards of both YES and NU determined that the Merger was in the compelling best interest of the customers, employees and shareholders of both companies. More specific support for the reasons why this proposed Merger will benefit all constituencies and enhance Yankee Gas' ability to provide safe, adequate, reliable and efficient service to its customers is provided in the prefiled testimonies of Michael G. Morris, Chairman and Chief Executive Officer of NU, and Charles
E. Gooley, President and Chief Executive Officer of YES. Messrs. Morris and Gooley also offer an inside look at the reasons why each company decided to pursue this particular merger instead of other options that may have been available to them to achieve greater scope and scale in the changing energy economy.

In addition, the prefiled testimony of Michael A. Wiater, Director, Business Analysis for the NU system, discusses how NU management evaluated the potential to achieve synergies from this Merger, the likely timing and amount of those synergies, as well as the risks that they might not be achieved. Based on that analysis, NU concluded that it is likely that the Merger will be enhance competitiveness and produce savings.

Potential merger synergies and benefits come at a cost. Specifically, it was necessary for NU to pay a premium over market price in order to induce YES shareholders to approve the Merger. As is typical for mergers of this type, NU will be required to account for that over-market payment as an acquisition premium for YES' regulated operations and as goodwill for its unregulated businesses.

The Applicants believe that it would be appropriate for the Department, if it approves this proposed Merger, to provide the two companies with a reasonable opportunity to earn both a return of and on the investment made in connection with this Merger since, without that investment - made in real dollars with real lost opportunity costs - there would be no synergies to share and no benefits to customers, employees and the State of Connecticut. The Applicants further believes that such an opportunity is reasonable and appropriate in this Merger since Applicants do not propose to increase rates or to otherwise shift Merger costs to customers, nor do they request that any specific rate mechanism be approved in this proceeding.

Recently, regulators have increasingly recognized that mergers can benefit customers, and that companies should be permitted the opportunity to recover the costs incurred to achieve those benefits. Mr. Wiater's testimony provides some examples of transactions in which regulators have allowed merger savings to be applied to pay the cost of the merger. The Applicants believe that these other merger decisions provide a reasoned basis for the Department to permit the Applicants in this proceeding with an opportunity to recover their merger costs. Applicants further believe that a fair balance can be struck between shareholders and customers if, on the one hand, no rate increases are sought on account of the Merger and, on the other hand, the Department provides the Applicants with an opportunity to recover their Merger-related investment.

Applicants believe that the rulings requested herein are consistent with the legislative mandate that governs the Department in this proceeding to make a determination as to NU's financial, technological and managerial suitability and responsibility to control Yankee Gas. Making such findings while providing the balanced approach toward merger costs and benefits as outlined above would treat both customers and shareholders fairly.

VII.   COMPLIANCE WITH REQUIREMENTS OF CONN. GEN. STAT. * 16-47

The Applicants have satisfied, through this Application and the attached exhibits and testimony, all statutory requirements for approval of the proposed change of control.

A. NU is Financially, Technologically and Managerially
   Suitable and Responsible to Control Yankee Gas

NU's management seeks to position the NU System to be a leading electric and
gas energy services company in the Northeast.   The experience of NU senior
management in the gas business, both at the pipeline and distribution levels, enhanced by the experience of YES' current management team assures the managerial suitability of NU to control Yankee Gas.

Under the vision and leadership of that senior management, and the balanced orders issued by the Department over the past few years, NU has moved beyond its Millstone-related difficulties and is showing an improving financial condition. In addition to enhancing revenues from its core regulated operations through combinations with other utilities such as YES, NU has also aggressively promoted the efficient use of energy, which in turn permits customers to reduce operating expenses and increase their potential for economic growth and expansion. Last year, NU helped its customers save approximately $120 million through these efforts.

NU's achievements in obtaining customer savings have not been at the expense of customer service. The NU System Customer Service Call Center responds to over four million customers calls a year. Customer satisfaction surveys have been increasingly favorable. Notably, on July 19, 1999 the DPUC published its annual Consumer Service Complaint Scorecard, reporting that CL&P was one of a handful of regulated companies achieving a reduction in the number of complaints to regulators by more than 25 percent.

Other initiatives include offering, through its non-regulated HEC subsidiary, new products that make electricity an environmentally and economically responsible and attractive energy choice. Both SelectEnergy and HEC are aggressively (and successfully) pursuing business opportunities. To improve its position in the energy commodity marketing business, NU is also seeking to acquire economically efficient generating assets, to partner in the construction of new facilities and to purchase output from other generating companies. The ultimate goal is to have a generation portfolio spread over the 11-state Northeast region within the next five to ten years.

These efforts, across a broad range of energy and energy-related business, are bearing fruit and offer hard evidence of NU's managerial, financial and technological suitability to operate the YES businesses, which are complementary to existing NU regulated and non-regulated businesses. These efforts also help demonstrate that NU has moved beyond its past Millstone outage difficulties. The return of Millstone 2 and 3 to high levels of performance and efficiency, the decision to decommission Millstone 1 as no longer serving the economic needs of CL&P customers, and developments in Connecticut, New Hampshire and Massachusetts with respect to restructuring and recovery of stranded costs all have helped to stabilize NU's financial situation and to produce a substantial increase in share price since 1997.

NU's progress - reflecting the efforts of a largely new senior management team at NU and reasoned support from the Department - began in 1998 and continues in 1999. NU had earnings of $18.7 million (or $0.14 a share) in the first six months of 1999, compared with a loss of $11.7 million (or a loss of $0.09 a share) for the first six months of 1998. NU's credit ratings stabilized in mid-1998 and continue to improve in 1999. In March 1999, S&P revised its
outlook on the entire NU System from "Stable" to "Positive."   Fitch IBCA
raised its credit ratings on NU, CL&P and WMECO in March 1999. In May 1999, Moody's Investors Service placed the securities of NU, CL&P and WMECO under review for a possible upgrade. NU's financial position will continue to improve as the Department continues to implement P.A. 98-28 and as the proceeds from generation asset divestiture and securitization become available to retire expensive debt and preferred securities and shrink NU's capitalization.

NU remains strongly committed to the communities in which the NU System operates. In 1998, NU funded more than $1.6 million in economic and community development initiatives within the service territories of its Operating Companies to help strengthen the cities and towns in which NU System customers and employees live. One such program, the Main Street Approach, is a community-based, long-term effort to strengthen communities by reinvigorating central business districts through the provision of organizational guidance, information and technical assistance to communities to help them run their own local programs. CL&P and PSNH sponsor the Main Street program in Connecticut and New Hampshire.

Similarly, YES recognizes the value of and responsibility to be continually involved with an supportive of community activities and endeavors. This commitment is reflected by YES' charitable contributions of approximately $200,000 throughout Connecticut. YES' corporate contributions are primarily targeted at initiatives or organizations that support education, the environment and the arts. In December 1998, YES was ranked 14 among Connecticut companies as socially responsible in its corporate giving.
Among the many programs, festivals and events that YES supports are the Meriden Daffodil Festival (title sponsor), New Opportunities for Waterbury (annual scholarship), American Diabetes Association, CPTV membership drives and auction, and Amistad America.

In addition, in 1998, the NU Operating Companies contributed more than $2.2 million to their communities to support education, improve social conditions and protect the environment. Hundreds of CL&P, WMECO and PSNH employees came to the rescue of people in Canada, New York and Puerto Rico when devastating storms caused extensive power losses and economic devastation in those areas. The Edison Electric Institute honored NU for its role in coordinating, at the request of the federal government, the U.S. efforts to help Puerto Rico recover from Hurricane Georges, which knocked out power to 1.3 million people and took more than eight weeks to restore.


B. Yankee Gas' Ability to Provide Safe, Adequate and Reliable Service Will be Enhanced By the Merger

Yankee Gas is a well-run public service company, providing superior service to its customers. As an example, for the second year in a row, Yankee Gas has been cited by the American Gas Association as an industry leader in accident prevention and safety. Yankee Gas is the only Connecticut LCD to receive this citation, and has one of the lowest incident rates in the country among companies of similar size. Yankee Gas' ability to achieve consistently excellent safety performance and to continue to provide adequate, reliable and economic service will not be adversely affected by the Merger. In fact, Yankee Gas' service quality will be enhanced through the increased financial flexibility, the larger pool of managerial resources and potential future cost-savings that are expected to result from the Merger.

As explained above, Yankee Gas will continue to be regulated as at present by the Department. Its operating headquarters and service centers will remain in Connecticut. NU hopes to retain existing YES and Yankee Gas management and employees.

NU will continue Yankee Gas' strong commitment to customer service and community support. The combined company will offer YES employees with enhanced opportunities for career growth. The common roots and historical interrelationship of Yankee Gas and CL&P are expected to facilitate the integration of YES and Yankee Gas into the NU System. NU's ability to fund capital improvements and a shared commitment to excellence and the adoption of the best practices of both companies will assure improvements in the already high level of service that Yankee Gas provides.

VIII. THE MERGER WILL BENEFIT THE STATE OF CONNECTICUT, EMPLOYEES AND CONSUMERS

YES, NU and their subsidiaries are well-known to the Department as good Connecticut corporate citizens, with thousands of local employees and over one million customers statewide. In order to continue to succeed in a deregulated energy environment, both NU and YES need to increase the size and scope of their operations. Elsewhere in this Application the increasing consolidation of the New England energy industry has been summarized. In tha t environment, growth requires size and strength that can best be met through a combination of NU and YES and their separate energy resources.

The Applicants believe that the Merger offers the prospect for new investment in the State, including the expansion of YES' gas distribution system, and more job opportunities for Connecticut citizens, as well as for the existing employees of both companies. Both NU and YES have a long history of supporting Connecticut's charities and other volunteer organizations, and have been generous corporate citizens in both time and financial commitments. With new opportunities available to the combined company, these local contributions can only grow. Similarly, the new products and services that can be made available through the combination of NU and YES, including the provision of gas service for residents currently without access to such service, and their added strength as energy competitors, will benefit all aspects of the Connecticut business community. Combining gas and electric functions enhances the Applicants' ability to partner with commercial and industrial customers and promote economic development.

In sum, NU has demonstrated that it can financially, technologically and managerially assume control over YES without interfering with the safety, adequacy and reliability of service. Therefore, the Department should find that * 16-47 has been met.

IX. COMPLIANCE WITH DEPARTMENT REGULATIONS

This Part of the Application demonstrates compliance with Sections 16-1-46, 16-1-61, 16-1-65, 16-1-65B of the Department's Regulations.

A.  Compliance With Section 16-1-46 of the Department's Regulations

Section 16-1-46(a) - Statement of Application

As stated above, The Applicants respectfully request Department approval pursuant to Conn. Gen. Stat. * 16-47, and any other applicable statute or regulation, of NU's exercise of control over Yankee Gas and the carrying out of the other transactions contemplated by the Application and Merger Agreement.

Section 16-1-46(a)(2)     Individuals to Whom All
                          Correspondence and
                          Communication Regarding This
                          Application are to be
                          Addressed

John Shea, Esq.
Assistant General Counsel
Northeast Utilities
107 Selden Street
Berlin, CT  06037
Tel:  (860) 665-3416
Fax:  (860) 665-5504
e-mail:  sheajcx@nu.com

Mary J. Healey, Esq.
Vice President, General
Counsel and
Secretary
Yankee Energy System, Inc.
599 Research Parkway
Meriden, CT 06540
Tel:  (203) 639-4405
Fax:  (203) 639-4185
e-mail:
healeym@yankeegas.com


Robert P. Knickerbocker, Jr.
Day, Berry & Howard LLP
City Place I
Hartford, CT 06103-3499
Tel:  (860) 275-0122
Fax:  (860) 275-0343
e-mail:
rpknickerbocker@dbh.com

Thomas J. Houde
Vice President
Yankee Energy System, Inc.
599 Research Parkway
Meriden, CT 06450
Tel: (203) 639-4477
Fax: (203) 639-4117
e-mail: houdet@yankeegas.com

Section 16-1-46(a)(3) -  Statement of Facts

The facts on which the Department is expected to rely in granting its approval of the Application are set forth in this Application and the Exhibits and prefiled testimony filed herewith. The Applicants reserve the right to supplement that information as they may deem necessary or desirable or as the Department may request.

Section 16-1-46(a)(4) - Special Circumstances

The Applicants hope to effectuate the Merger in late 1999 or January, 2000. Action by the Department on this Application on or before December 1, 1999 will facilitate completion of the Merger as promptly as possible. Because the Applicants believe that the Merger satisfies the applicable statutory requirements and is in the public interest, prompt Department consideration and approval is requested.

B. Compliance with Section 16-1-65 of the Department's Regulations

This Application is jointly sponsored by NU and YES. For purposes of Regulations Section 16-1-65, however, the "applicant" is interpreted to mean NU.

Section 16-1-65(a) - General Description of the Property, Field of Operation and Existing Business Interests of the Applicant

In addition to the information provided in Sections III and IV above, see Exhibit 2 (NU 1998 Annual Report) Exhibit 3 (NU SEC Form 10-K for year ended 12/31/98) and Exhibit 4 (NU SEC Form 10-Q dated March 31, 1999).

Section 16-1-65(b) - Financial Statement for the Most Recent Fiscal Year and Pro Forma Period (Including Assumptions) Giving Effect to the Proposed Transaction, To Include Balance Sheet, Income Statement and Statement of Source and Application of Funds

See Exhibit 5 (Pro forma financial statements, to be filed separately under protective order).

Section 16-1-65(c) - NU's Most Recent Form 10-K and Subsequent Forms 10-Q filed with the Securities and Exchange Commission

See Exhibit 3 (NU SEC Form 10-K for year ended 12/31/98) and Exhibit 4 (NU SEC Form 10-Q dated March 31, 1999).

Section 16-1-65(d) - NU's Most Recent Form 8-K Filed with the Securities and Exchange Commission

See Exhibit 6 (NU SEC Form 8-K, filed July 6, 1999).

Section 16-1-65(e) - NU's Most Recent Annual Report to Shareholders

See Exhibit 22 (NU 1999 Annual Shareholders Meeting Proxy Statement).

Section 16-1-65(f) - NU's Latest Proxy Statement Sent to Shareholders

See Exhibit 22 (NU 1999 Annual Shareholders Meeting Proxy Statement).

Section 16-1-65(g) - Description of the Transaction, Including Intended Financing, By which the Proposed Transaction will be Effected, and Agreement or Other Instruments Associated with the Proposed Transaction

As set forth more fully in Section III above, YES will merge into Merger Sub, a to be formed wholly-owned subsidiary created by NU to effectuate the Merger. Merger Sub will survive as a wholly-owned subsidiary of NU and will change its name to "Yankee Energy System, Inc." Further details regarding the Merger are set forth in Section III above, and in Exhibit 1 (Merger Agreement),
Exhibit 5 (Pro forma financial statements) and Exhibit 11 (SEC Form U-1). Additional information is also provided in Exhibit 10 (Prospectus/Proxy Statement), which is being prepared and will be filed with the Department, subject to the granting of a motion for protective order, after it is filed with the SEC on a confidential basis.

Section 16-1-65(h) - Statement of Purpose and Intent of NU in Undertaking the Proposed Transaction

This information is provided in detail in Section IV of this Application and in the prefiled testimony submitted herewith. See also Exhibit 11 (SEC Form U-1) and Exhibit 10 (Prospectus/Proxy).

Section 16-1-65(i) - A Statement of the Benefits That Would Result to the Customers and Shareholders of YES

This information is provided in detail in Sections III, IV and V of this Application and in the prefiled testimony submitted herewith. See also
Exhibit 11 (SEC Form U-1) and Exhibit 10 (Prospectus/Proxy Statement).

Section 16-1-65(j) - Any Prospectus, Official Statement, Preliminary Prospectus or Preliminary Official Statement Prepared by or on Behalf of NU or any Other Person with Regard to the Proposed Transaction

See Exhibit 10 (Prospectus/Proxy Statement).

Section 16-1-65(k) -NU's Capital Structure and Capitalization Ratios, Present and Pro Forma (Include Assumptions), Assuming Approval of the Proposed Transaction

See Exhibit 5 (Financial statements, present and pro forma).

Section 16-1-65(l) - NU's Interest (Before and After Income Taxes) and
Fixed Charge Coverage, Present and Pro Forma (Include Assumptions), Assuming Approval of the Proposed Transaction

See Exhibit 5 (Financial statements, present and pro forma).

Section 16-1-65(m) - Table of Organization of Management After Giving Effect to the Proposed Transaction, Including the Name of Each Executive Officer

See Exhibit 8 (NU corporate organization, pre- and post-merger; NU executive officers, pre- and post-merger).

Section 16-1-65(n) -Proposed Members of the NU Board of Trustees After Giving Effect to the Proposed Transaction

See Exhibit 9 (NU Board of Trustees, pre- and post-merger).

Section 16-1-65(o) - A Narrative of the Proposed Operations of the Combined Company for the First Calendar Year Following the Effectiveness of the Proposed Transaction, Including But Not Limited to Employment Levels and Office and Service Center Locations, and Details of all Changes from the Existing Operations of YES

The Merger is expected to result in no material changes to the present operations and management of either NU or YES for the first calendar year following the effectiveness of the Merger. Further detail is provided in Sections III and V above and in the prefiled testimony submitted herewith.
It is anticipated that employees of YES subsidiaries will continue in their positions or be provided the opportunity to continue in other positions in NU System companies.

Section 16-1-65(p) - A Description of the Experience of NU in the Operation, Management and Control of any Public Service Company, and, to the Extent Not Otherwise Provided, a Statement as to the Suitability of NU to Control YES

Detailed information on these matters is provided in Sections II, III, IV and V of this Application and in the prefiled testimony submitted herewith. NU has extensive experience in operating, managing and controlling public service companies, including gas companies subject to the jurisdiction of the Department.

Section 16-1-65(q) - A List of All Department Orders, Rulings and Regulations In Effect and Applicable to YES, and an Indication of those Which NU Proposes Would be Discontinued in Connection with the Proposed Transaction, Together with a Statement of the Reason for each Such Proposed Discontinuance

The Applicants do not anticipate that the Merger will have any impact on any Department orders, rulings or regulations in effect and applicable to YES or its subsidiaries.

Section 16-1-65(r) - A List of Stockholder Approval and All Federal, State and Local Governmental Approvals Required to Effect the Proposed Transaction, Together with a Description of the Status of the Efforts to obtain Such Approval as of the Date Reasonably Proximate to the Date of the Application

The Merger was approved by the YES Board of Directors on June 14, 1999 and
by the NU Board of Trustees on June 8, 1999.   Approval by the holders of
outstanding YES common shares is expected at a special meeting presently
scheduled to be held on October 12, 1999.   Under Massachusetts law,
approval of the Merger by NU shareholders is not required.

The Applicants will submit as Exhibit 10 a Prospectus/Proxy filed with the SEC subject to the granting of a protective order. The Applicants will also make a filing with the SEC on August 4, 1999 for approval of the Merger under the provisions of the PUHCA, a copy of which will be filed as Exhibit 11 hereto.

The Applicants presently intend to make the required filing with the Antitrust Division of the U.S. Department of Justice and the Federal Trade Commission under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, in the third quarter of 1999.

YES will also be seeking the approval of the Federal Communications Commission to transfer certain telecommunications licenses necessary for the operation of YES' gas business.

All required approvals will be forwarded to the Department upon receipt.

Section 16-1-65(s) - A Statement of the Percentage of Voting Securities Of YES Owned or Controlled by NU, and Control Exercised or Capable of Being Exercised Over the Public Service Company After the Conclusion of the Proposed Transactions

After completion of the proposed Merger, YES will be a wholly-owned direct subsidiary of NU and Yankee Gas will be a wholly-owned indirect subsidiary of NU.

C.  Compliance with Section 16-1-65B of the Department's Regulations

This Application is jointly sponsored by NU and YES. However, for purposes of these Regulations, the "affected company" is interpreted to mean YES.

Section 16-1-65B(a) - YES's Financial Statement for the Most Recent Fiscal Year and Pro Forma Period (Including Assumptions) Giving Effect to the Proposed Transaction, To Include Balance Sheet, Income Statement and Statement of Source and Application of Funds

See Exhibit 5 (Financial statements, present and pro forma).

Section 16-1-65B(b) - Existing Reporting Structure for Personnel, from Connecticut Local Operations to Chief Executive Officer, Including Board of Directors

See Exhibit 17 (Present YES corporate and reporting structure).

Section 16-1-65B(c) - Capital Structure and Capitalization Ratios, Present and Pro Forma (Include Assumptions) Giving Effect to the Proposed Transaction

See Exhibit 5 (Financial statements, present and pro forma).

Section 16-1-65B(d) - Any Prospectus, Official Statement, Preliminary Prospectus or Preliminary or Official Statement Associated with the Transaction for which Approval Is Sought

See Exhibit 10 (Prospectus/Proxy Statement).

Section 16-1-65B(e) - A Statement of the Control That NU is Capable of Exercising over YES After Completion of the Proposed Transaction

After completion of the proposed Merger, YES will be a wholly-owned direct subsidiary of NU and Yankee Gas will be a wholly-owned indirect subsidiary of NU.

D. Compliance with Section 16-1-61 of the Department's Regulations (Conn. Gen. Stat. * 16-43)

To the extent that the Department determines that Conn. Gen. Stat. * 16-43 is applicable, the Applicants provide the following information in compliance with Section 16-1-61 of the Department's Regulations. This Application is jointly sponsored by NU and YES. However, for purposes of these Regulations, the "applicant" is Yankee Gas.

Section 16-1-61(a)(1) - Statement of financial condition of Yankee Gas and the surviving company, reflecting the financial condition of the surviving company before and after the merger.

See Exhibit 13 (Yankee Gas Annual Report to the Department for the fiscal year ending 9/30/98). There will be no change to Yankee Gas' financial condition as a result of the Merger.

Section 16-1-61(a)(2) -Copy of the Merger Agreement

See Exhibit 1.

Section 16-1-61(a)(3)- Description of Yankee Gas' Property, Field of Operation, Property, Equipment, Depreciation and Amortization Reserves

In addition to the information provided in Section II above, see Exhibit 13 (Yankee Gas Annual Report to the Department); Exhibit 10 (Prospectus/Proxy Statement); and Exhibit 19 (Yankee Gas fixed asset report).

Section 16-1-61(a)(4)-Financial Structure of the Deal

See Exhibit 1.

Section 16-1-61(a)(5)- Copies of Instruments Defining the Terms of Any Proposed Security, Any Plans or Offers of Reorganization or Readjustment of Indebtedness or Capitalization, and Any Plan for the Retirement or Exchange of Securities

Not applicable.

Section 16-1-61(a)(6) - Statement of the Purpose For Which the Securities Are to be Issued

Not applicable.

Section 16-1-61(a)(7)- Complete Description of Obligations/Liabilities Assumed by Yankee Gas

Not applicable.

Section 16-1-61(a)(8) - Copy of the Latest Proxy Statement and Annual Report of Applicant or Parent Company

See  Exhibit 12 (YES Annual Report for the fiscal year ended 9/30/98);
Exhibit 10 (Prospectus/Proxy Statement to be filed with the Department), and Exhibit 20 (YES Proxy Statement for 1999 Annual Meeting).

Section 16-1-61(a)(9)- Copies of All SEC Filings of Applicant or Parent Company in Connection with the Merger

See Exhibit 10 (Prospectus/Proxy Statement to be filed with the Department).

Section 16-1-61(a)(10)- Description of Property Involved In the Transaction

In addition to the information provided in Section II above, see Exhibit 13 (Yankee Gas Annual Report to the Department).

Section 16-1-61(a)(11)- Certified Copy of the YES Board of Directors Resolutions Approving the Initiation of the Transaction

See Exhibit  21.

E. List of Exhibits


   Exhibit 1    Merger Agreement

   Exhibit 2    NU 1998 Annual Report with audited financial statements

   Exhibit 3    NU SEC Form 10-K for year ended 12/31/98

   Exhibit 4    NU SEC Form 10-Q dated 3/31/99

   Exhibit 5 Pro forma financial statements for the most recent fiscal year and pro forma period giving effect to the merger (to be filed subsequently)

   Exhibit 6    NU SEC Form 8-K dated 7/6/99

   Exhibit 7    Joint press release dated 6/15/99

   Exhibit 8 NU corporate organization, pre- and post-merger; NU executive officers, pre- and post-merger

   Exhibit 9    Members of NU Board of Trustees, pre- and post-merger

   Exhibit 10  Prospectus/Proxy Statement (to be filed subsequently)

   Exhibit 11  SEC Form U-1

   Exhibit 12  YES 1998 Annual Report, including audited financial statements

   Exhibit 13 Yankee Gas Annual Report to the Department for the fiscal year ending 9/30/98

   Exhibit 14  YES SEC Form 10-K

   Exhibit 15  YES SEC Form 10-Q for the periods ending 12/31/98 and 3/31/99

   Exhibit 16  YES SEC Form 8-K dated 6/14/99

   Exhibit 17  Present YES corporate organization and reporting structure

   Exhibit 18  Present YES capital structure and capitalization ratios

   Exhibit 19  Yankee Gas fixed asset report

   Exhibit 20  YES Proxy Statement for 1999 Annual Meeting

   Exhibit 21  YES Board of Directors resolutions

   Exhibit 22  NU Annual Shareholders Meeting Proxy Statement

   Exhibit 23  Surety Bond

F.  List of Prefiled Testimony

    1.  Prefiled testimony of Michael G. Morris.
    2.  Prefiled testimony of Charles E. Gooley.
    3.  Prefiled testimony of Michael A. Wiater.

G.  Statutory Bond Requirement

Pursuant to Conn. Gen. Stat. * 16-47(c), a bond in the amount of $50,000 is required to indemnify the Department for the reasonable expenses incurred by the Department in reviewing this Application. The required bond is furnished as Exhibit 23.

X.  CONCLUSION AND REQUEST FOR APPROVAL

The Applicants respectfully request approval of the transactions described herein, and in the Merger Agreement, pursuant to Conn. Gen. Stat. * 16-47 and any other statute or regulation the Department finds applicable, as set forth herein and in the Exhibits hereto.

RESPECTFULLY SUBMITTED,

NORTHEAST UTILITIES


By:   /s/John Shea
      Assistant General Counsel

YANKEE ENERGY SYSTEM, INC.

By:  /s/ Mary J. Healey
     Vice President, General Counsel and Secretary

The Applicants believe that Conn. Gen. Stat. * 16-43 is not applicable to this transaction, and that the Department's review is properly limited to Conn. Gen. Stat. * 16-47. See, e.g., Docket No. 98-02-20, Joint Application of SBC Communications, Inc. and Southern New England Telecommunications Corporation for a Change of Control (September 2, 1998); Docket No. 98-09-15, Application of AT&T Corp. and Tele-Communications, Inc. for Approval of a Change of Control (January 6, 1999). To the extent that the Department determines that Conn. Gen. Stat. * 16-43 is applicable to the proposed transaction, the Applicants have included all information required by the Department's Regulations for approval of an application under Conn. Gen. Stat. * 16-43, and have demonstrated that the Application satisfies the requirements of Section 16-43.

Of relevance to this proposed Merger is that, in May 1999, SelectEnergy agreed to acquire 8 billion cubic feet (Bcf) of annual gas contracts Aurora Natural Gas holds with commercial and industrial customers in Connecticut, Massachusetts, New Hampshire and Rhode Island, and associated natural gas supplies.

The Merger is designed to qualify as a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended. Accordingly, this election is subject to proration and an adjustment driven by tax considerations so that 55 percent of all issued and outstanding YES shares will be exchanged for cash (or $263 million in the aggregate), and 45 percent will be exchanged for NU common shares (or 12.6 million
NU Common Shares in the aggregate, assuming a market price of $17 per share for such shares). If YES shareholders owning more than 55 percent of YES shares elect to receive cash, the number of YES shares converted into cash will be less than the number elected. Similarly, if YES shareholders owning more than 45 percent of YES shares elect to receive
NU common shares, the number of YES shares converted into stock will be less than the number elected.